Exhibit 99.1

Item 6. Selected Financial Data

Our selected consolidated financial information presented as of December 31, 2006, 2005, 2004, 2003 and 2002 and for each of the five years ended December 31, 2006 was derived from our audited consolidated financial statements.

This information should be read in conjunction with the historical consolidated financial statements and related notes included herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have classified our discontinued operations as discontinued operations for all periods presented herein (see Note 4 of Notes to Consolidated Financial Statements).

	For the Year Ended December 31,
	2006 (1)(3)	2005	2004	2003	2002
Consolidated Statement of Operations Data:
Revenue	$384,389	$—	$—	$—	$—
License fees	—	—	—	—	40,000
Total revenue	384,389	—	—	—	40,000
Cost of sales	194,197	—	—	—	—
Selling, general and administrative expenses	13,174,960	14,000,977	9,717,713	4,491,259	2,856,212
Research and development	8,796,219	10,592,170	4,647,553	3,100,059	1,519,819
Operating loss	(21,780,987)	(24,593,147)	(14,365,266)	(7,591,318)	(4,336,031)
Other income (expense)
Interest income	2,261,899	2,808,328	558,536	40,663	208,692
Other income	—	—	84,359	55,663	32,421
Interest expense	(3,899,239)	(3,912,059)	(636,676)	—	—
Minority interest	78,132	—	—	—	—
Loss before income taxes from continuing operations	(23,340,195)	(25,696,878)	(14,359,047)	(7,494,993)	(4,094,918)
Income tax benefit	190,754	—	—	—	—
Loss from continuing operations	(23,149,441)	(25,696,878)	(14,359,047)	(7,494,993)	(4,094,918)
Loss from discontinued operations, net of tax	(12,671,965)	(10,080,706)	(7,115,422)	(3,773,301)	(1,338,137)
Net loss	(35,821,406)	(35,777,584)	(21,474,469)	(11,268,294)	(5,433,055)
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(1,244,880)	(10,178,944)
Preferred stock dividends	—	—	—	(1,087,200)	(502,661)
Net loss attributable to common shareholders	$(35,821,406)	$(35,777,584)	$(21,474,469)	$(13,600,374)	$(16,114,660)
Per share information
Net loss from continuing operations—basic and diluted	$(0.76)	$(0.85)	$(0.47)	$(0.39)	$(0.27)
Net loss from discontinued operations— basic and diluted	(0.42)	(0.33)	(0.24)	(0.19)	(0.09
Deemed dividend associated with beneficial conversion of preferred stock	—	—	—	(0.06)	(0.67)
Preferred stock dividends	—	—	—	(0.06)	(0.03)
Net loss attributable to common shareholders	$(1.18)	$(1.18)	$(0.71)	$(0.70)	$(1.06)
Weighted average shares outstanding	30,309,439	30,245,283	30,116,827	19,297,865	15,205,554

	As of December 31,
	2006 (2)	2005	2004	2003	2002
Consolidated Balance Sheet Data:
Cash and cash equivalents, restricted cash and available-for-sale investments	$33,266,742	$67,013,659	$116,139,016	$15,935,558	$4,244,640
Working capital	29,487,802	61,130,870	111,061,724	14,367,768	2,811,160
Total assets	57,286,875	90,179,922	128,121,138	19,644,465	7,257,664
Total liabilities	96,806,084	98,276,819	99,135,713	2,380,740	2,050,734
Total shareholders equity (deficit)	(41,623,582)	(8,096,897)	28,985,425	17,263,725	5,206,930

(1)  Includes the results of operations of Agera, which was acquired August 10, 2006 from the date of acquisition to December 31, 2006. See Note 3 of Notes to Consolidated Financial Statements.

(2) Includes the assets and liabilities of Agera which was acquired August 10, 2006.

(3) Effective January 1, 2006 the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) requires entities to recognize compensation expense for all share-based payments to employees and directors, including grants of employee stock options, based on the grant-date fair value of those share-based payments, adjusted for expected forfeitures. As a result of adopting Statement 123(R) on January 1, 2006, the Company’s loss before income taxes and net loss for the year ended December 31, 2006 was $1.1 million higher than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the year ended December 31, 2006 was $0.04 greater  than if the Company had continued to account for share-based compensation under APB No. 25 (refer to Note 12 in Notes to Consolidated Financial Statements for further stock-based compensation discussion).